Exhibit 10.67

ABBOTT LABORATORIES
UK APPROVED STOCK OPTION AGREEMENT

On this «Grant_Day» day of «Grant_Month», 201     (the “Grant Date”), Abbott Laboratories hereby grants to «First Name» «MI» «Last Name» (the “Employee”) a UK Approved Option (the “Option”) to purchase a total of «NQSOs» Shares, at the price of $«Option_Price» per Share (the “Exercise Price”), such price being not less than 100% of the fair market value of the Shares on the Grant Date.

The Option is granted under the United Kingdom Share Option Plan (the “Plan”), a sub-plan of the Program, and is subject to the provisions of the Plan, the Program, the Program prospectus, the Program administrative rules, applicable Company policies, and the terms and conditions set forth in this Agreement.  In the event of any inconsistency among the provisions of this Agreement, the Plan, the provisions of the Program, the Program prospectus, and the Program administrative rules, the Plan shall control.

The terms and conditions of the Option granted to the Employee are as follows:

1.                                      Definitions.  To the extent not defined herein, capitalized terms shall have the same meaning as in the Plan.

(a)                                 Agreement.  This UK Approved Stock Option Agreement.

(b)                                 Change in Control Agreement:  An Agreement Regarding Change in Control in effect between the Company (or the Surviving Entity) and the Employee, if any.

(c)                                  Change in Control Cause: shall mean the occurrence of any of the following circumstances during the period that begins six months immediately before a Change in Control and ends two years immediately following such Change in Control: the willful engaging by the Employee in illegal conduct or gross misconduct which is demonstrably and materially injurious to the Company. For purposes of this definition, no act, or failure to act, on the Employee’s part shall be deemed “willful” unless done, or omitted to be done, by the Employee not in good faith and without reasonable belief that the Employee’s action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Employee shall not be deemed to have been terminated for Change in Control Cause unless and until the Company delivers to the Employee a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to the Employee and an opportunity for the Employee, together with counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Employee was guilty of conduct set forth above and specifying the particulars thereof in detail.

(d)                                 Change in Control Good Reason: shall mean the occurrence of any of the following circumstances without the Employee’s express written consent during the period that begins six months immediately before a Change in Control and ends two years immediately following such Change in Control:

(i)                                     a significant adverse change in the nature, scope or status of the Employee’s position, authorities or duties from those in effect immediately prior to the Change in Control, including, without limitation, if the Employee was, immediately prior to the Change in Control, an Employee officer of a public company, the Employee ceasing to be an Employee officer of a public company;

(ii)                                  the failure by the Company to pay the Employee any portion of the Employee’s current compensation, or to pay the Employee any portion of any installment of deferred compensation under any deferred compensation program of the Company, within seven (7) days of the date such compensation is due;

(iii)                               a reduction in the Employee’s annual base salary (or a material change in the frequency of payment) as in effect immediately prior to the Change in Control as the same may be increased from time to time;

(iv)                              the failure by the Company to award the Employee an annual bonus in any year which is at least equal to the annual bonus, awarded to the Employee under the annual bonus plan of the Company for the year immediately preceding the year of the Change in Control;

(v)                                 the failure by the Company to award the Employee equity-based incentive compensation (such as stock options, shares of restricted stock, restricted stock units, or other equity-based compensation) on a periodic basis consistent with the Company’s practices with respect to timing, value and terms prior to the Change in Control;

(vi)                              the failure by the Company to continue to provide the Employee with the welfare benefits, fringe benefits and perquisites enjoyed by the Employee immediately prior to the Change in Control under any of the Company’s plans or policies, including, but not limited to, those plans and policies providing pension, life insurance, medical, health and accident, disability, vacation, Employee automobile, Employee tax or financial advice benefits or club dues;

(vii)                           the relocation of the Company’s principal Employee offices to a location more than thirty-five miles from the location of such offices immediately prior to the Change in Control or the Company requiring the Employee to be based anywhere other than the location where the Employee primarily performs services for the Company immediately prior to the Change in Control except for required travel for the Company’s business to an extent substantially consistent with the Employee’s business travel obligations immediately prior to the Change in Control; or

(viii)                        the failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform any Change in Control Agreement.

For purposes of any determination regarding the existence of Change in Control Good Reason, any good faith determination by the Employee that Change in Control Good Reason exists shall be conclusive.

(e)                                  Code of Business Conduct:  The Company’s Code of Business Conduct, as amended from time to time.

(f)                                   Data:  Certain personal information about the Employee held by the Company and the Subsidiary that employs the Employee (if applicable), including (but not limited to) the Employee’s name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any Shares held in the Company, details of all Options or any other entitlement to Shares awarded, canceled, purchased, vested, unvested or outstanding in the Employee’s favor, for the purpose of managing and administering the Plan.

(g)                                  Disability:  Sickness or accidental bodily injury, directly and independently of all other causes, that disables the Employee so that the Employee is completely prevented from performing all the duties of his or her occupation or employment.

(h)                                 Option:  The Non-Qualified Stock Option granted pursuant to this Agreement.

(i)                                     Plan: The United Kingdom Share Option Plan.

(j)                                    Program:  The Abbott Laboratories 2009 Incentive Stock Program.

(k)                                 Termination:  A severance of employment for any reason (including Retirement) from the Company and all Subsidiaries.

2.                                      Term of Option.  Subject to Sections 5, 6 and 7, the Employee may exercise all or a portion of the vested Option at any time prior to the 10th anniversary of the Grant Date (the “Expiration Date”); provided that the Option may be exercised with respect to whole Shares only.  In no event shall the Option be exercisable on or after the Expiration Date.  To the extent the Option is not exercised prior to the Expiration Date (or any earlier expiration of the Option pursuant to Sections 5, 6 and 6), it shall be canceled and forfeited.

3.                                      Vesting.  Subject to Rules C3-7 and D of the Plan, the Option shall vest and become exercisable as follows:

(a)                                 on the first anniversary of the Grant Date, one-third of the total number of Shares (rounded up) may be purchased;

(b)                                 on the second anniversary of the Grant Date, two-thirds of the total number of Shares (rounded up) may be purchased; and

(c)                                  on the third anniversary of the Grant Date, the Option may be exercised in full.

The vesting described above is cumulative, so that at each vesting date an additional amount of Shares is available for purchase and remains available until the Option’s Expiration Date or such earlier date determined pursuant to Section 5, 6 or 7 below.

4.                                     Exercise of the Option.  To the extent vested, the Option may be exercised in whole or in part as follows:

(a)                                 Who May Hold/Exercise the Option.

(i)                                   General Rule - Exercise by Employee Only.  During the lifetime of the Employee, the Option may be exercised only by the Employee.

(ii)                                Death Exception.  If the Employee dies, then the Option may be exercised only by the executor or administrator of the estate of the Employee.  Such person(s) shall furnish the appropriate tax clearances, proof of the right of such person(s) to exercise the Option, and other pertinent data as the Company may deem necessary.

(iii)                             Transferability.  Except as otherwise provided by the Committee or its delegate, the Option is not transferable other than by will or the laws of descent and distribution.  It may not be assigned, transferred (except by will or the laws of descent and distribution), pledged or hypothecated in any way, whether by operation of law or otherwise, and shall not be subject to execution, attachment, or similar process.  Any attempt at assignment, transfer, pledge, hypothecation, or other disposition of the Option contrary to the provisions hereof, and the levy of any attachment or similar process upon such Option, shall be null and void.

(b)                                 Method of Exercise.  Subject to the requirements of local law, the Option may be exercised only by delivery to the designated employee or agent of the Company:

(i)                                     a written, electronic, or telephonic notice of exercise, specifying the number of Shares with respect to which the Option is then being exercised; and

(ii)                                  evidence to the satisfaction of the Company that it has received or will receive as soon as practicable payment in full of the Exercise Price for the Shares over which the Option is exercised by one or a combination of the following;

(A)                               payment in cash or cleared funds;

(B)                               a copy of irrevocable instructions to a broker in connection with a cashless exercise facility acceptable to the Company authorizing the broker to deliver promptly to the Company the amount to pay the Exercise Price by arranging for the sale of a sufficient number of Shares acquired or to be acquired upon exercise of the Option to realize the Exercise Price from proceeds of the sale of the Shares;

(C)                               the Employee authorizing the Company, the Subsidiary or their authorized agent to collect the Exercise Price as soon as reasonably practicable by arranging for the sale of a sufficient number of the Shares acquired or to be acquired upon exercise of the Option (on the Employee’s behalf and at the Employee’s direction pursuant to this authorization) to realize the Exercise Price from proceeds of the sale of the Shares;

(D)                               the Employee authorizing the Company, the Subsidiary or their authorized agent to collect the Exercise Price from the Employee by deduction from salary or any other payment otherwise payable to the Employee;

plus, in each case, payment of the full amount of any Tax-Related Items in accordance with Section 4(c) below.  In the event the Option is being exercised by a person or persons other than the Employee, such person shall furnish the appropriate tax clearances, proof of the right of such person or persons to exercise the Option, and other pertinent data as the Company may deem necessary.

(c)                                  Payment of Taxes.

(i)                                   Regardless of any action the Company or its Subsidiaries take with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to the Employee’s participation in the Plan and legally applicable to the Employee or deemed by the Company or its Subsidiaries to be an appropriate charge to the Employee even if technically due by the Company or its Subsidiaries (“Tax-Related Items”), the Employee acknowledges that the ultimate liability for all Tax-Related Items is and remains the Employee’s responsibility and may exceed the amount actually withheld by the Company or its Subsidiaries.  The Employee further acknowledges that the Company and/or its Subsidiaries: (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including, but not limited to, the grant, vesting or exercise of the Option, the issuance of Shares upon exercise of the Option, the subsequent sale of Shares acquired pursuant to such issuance and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate the Employee’s liability for Tax-Related Items or achieve any particular tax result.  Further, if the Employee has become subject to tax in more than one jurisdiction between the date of grant and the date of any relevant taxable event, the Employee acknowledges that the Company and/or its Subsidiaries may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(ii)                                 In the event the Plan loses Revenue approval or the exercise of this Option is in circumstances which do not qualify for tax favorable treatment, the Employee agrees to pay or to make adequate arrangements to satisfy all Tax Related Items. The Tax Related Items may be satisfied by one or a combination of the following:

(A)                               payment in cash or cleared funds;

(B)                               a copy of irrevocable instructions to a broker in connection with a cashless exercise facility acceptable to the Company authorizing the broker to deliver promptly to the Company the amount to pay the Tax Related Items by arranging for the sale of a sufficient number of Shares acquired or to be acquired upon exercise of the Option to realize the Tax Related Items from proceeds of the sale of the Shares;

(C)                               the Employee authorizing the Company, the Subsidiary or their authorized agent to collect the Tax Related Items as soon as reasonably practicable by arranging for the sale of a sufficient number of the Shares acquired or to be acquired upon exercise of the Option (on the Employee’s behalf and at the Employee’s direction pursuant to this authorization) to realize the Tax Related Items from proceeds of the sale of the Shares;

(D)                               the Employee authorizing the Company, the Subsidiary or their authorized agent to collect the Tax Related Items from the Employee by deduction from salary or any other payment otherwise payable to the Employee.

Unless the Employee makes arrangements satisfactory to the Company to pay the amount of any Tax Related Items due prior to or at the time of exercise, the Company may establish appropriate procedures to obtain payment of the Tax Related Items due from the Employee in accordance with this Section 4(c)(ii).

(iii)                             If payment or withholding is not made within 90 days of the event giving rise to the Tax Related Items or such other period as required under U.K. law (the “Due Date”), the Employee agrees that the amount of any uncollected Tax Related Items shall (assuming the Employee is not a director or executive officer of the Company within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934 (as amended)), constitute a loan owed by the Employee to the Subsidiary, effective on the Due Date.  The Employee agrees that the loan will bear interest at the then-current Official Rate of the Revenue and it will be immediately due and repayable, and the Company and/or the Subsidiary may recover it at any time thereafter by any of the means referred to above.

(iv)                            The Employee understands that the Company may refuse to deliver the Shares acquired under the Plan if the Employee fails to comply with obligations in connection with the Tax Related Items delivering other previously acquired Shares having a Fair Market Value approximately equal to the amount to be withheld.

5.                                      Effect of Termination or Death on the Option.  By accepting this Option grant, the Employee acknowledges that, except as otherwise provided in this Agreement, in the event of Termination (whether or not in breach of local labor laws), the Employee’s right to vest in the Option under the Plan, if any, will terminate effective as of the date that the Employee is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law) and that the Committee shall, acting fairly and reasonably, have the exclusive discretion to determine when the Employee is no longer actively employed for purposes of this Option grant.

(a)                                 Termination Prior to First Anniversary of Grant Date.  Termination before the first anniversary of the Grant Date will terminate all rights under the Option, unless the Option vests and becomes exercisable on or after the first anniversary of the Grant Date pursuant to subsections 5(b),(c) or (d) or Section 6 below.

(b)                                 Termination For Any Reason Other than Those Set Forth in Subsections 5(c), (d) or Section 6.  Subject to Section 7 below, in the event of Termination other than those set forth in subsections 5(c), (d) or Section 6, the Option shall be exercisable to the extent permitted by Section 3 within three (3) months after the Employee’s effective date of Termination.  To the extent the Option is not exercised prior to the Expiration Date, it shall be deemed canceled and forfeited.

(c)                                  Termination due to Retirement or Disability.  Subject to Sections 5(d)(iii) and 7 below, in the event of Termination due to Retirement or Disability, this Option shall become immediately vested and exercisable on the date of termination. The Option shall lapse upon the earlier of six (6) months after the Employee’s effective date of Termination and the Expiration Date.  To the extent the Option is not exercised before it lapses, it shall be deemed canceled and forfeited.

(d)                                 Death of the Employee.

(i)                                   Death During Employment.  Subject to Section 7 below, in the event of the death of the Employee during employment, this Option will vest in full and may be exercised before the earlier of twelve (12) months after the Employee’s death and the Expiration Date; and provided further that this Option may only be exercised by the executor or administrator of the estate of the Employee.  To the extent the Option is not exercised before it lapses, it shall be deemed canceled and forfeited.

(ii)                                Death During the Three Month Period After Termination other than due to Retirement, Disability or Death.  Subject to Section 7 below, in the event of the death of the Employee during the three (3) month period after Termination other than due to Retirement, Disability or death referred to in Section 5(b) above, then the Option shall be exercisable to the extent permitted by Section 3 for a three (3) month period after the date of death, but in no event shall such Option be exercised on or after the Expiration Date.  An Option shall only be exercised by the executor or administrator of the estate of the Employee.  To the extent the Option is not exercised before it lapses, it shall be deemed canceled and forfeited.

(iii)                             Death During the Period After Termination Due to Retirement or Disability.  In the event of the death of the Employee after such Employee’s Termination due to Retirement or Disability as set forth in Section 5(c) above, then the Option shall have become fully vested and exercisable and may be exercised before the earlier of twelve (12) months of the date of death and the Expiration Date.  An Option may only be exercised by the executor or administrator of the estate of the Employee.  To the extent the Option is not exercised before it lapses, it shall be deemed canceled and forfeited.

6.                                      Change in Control.  In the event of a Change in Control, the entity surviving such Change in Control or the ultimate parent thereof (referred to herein as the “Surviving Entity”) may assume, convert or replace this Option with options of at least equal value (determined using the same value for purchasing Company shares as used for purchasing Company shares not subject to this Agreement on the date of the Change in Control) with terms and conditions not less favorable than the terms and conditions provided in this Agreement, in which case the new option will vest according to the terms of the applicable award agreement.  If the Surviving Entity does not assume, convert or replace this Option, this Option will be fully vested on the date of the Change in Control.  If the Surviving Entity does assume, convert or replace this Option, then in the event the Employee’s Termination (i) occurs within the time period beginning six months immediately before a Change in Control and ending two years immediately following such Change in Control, and (ii) was initiated by the Company (or the Surviving Entity) for a reason other than Change in Control Cause or was initiated by the Employee for Change in Control Good Reason, this Option shall become fully vested on the later of the date of the Change in Control and the date of the Employee’s Termination.  The provisions of this Section 6 shall supersede any conflicting provisions of the Plan.

7.                                      Effect of Certain Bad Acts.  The Option shall be cancelled and forfeited immediately if, in the sole opinion and discretion of the Committee or its delegate with respect to (a) and (b), or, in the sole opinion and discretion of or the Board with respect to (c), acting fairly and reasonably, the Employee:

(a)                                 if Section 6 does not apply, engages in a material breach of the Code of Business Conduct; commits an act of fraud, embezzlement, or theft in connection with the Employee’s duties or in the course of the Employee’s employment; wrongfully discloses secret processes or confidential information of the Company or any of its Subsidiaries; or

(b)                                 if Section 6 does not apply, to the extent permitted by applicable law, engages, directly or indirectly, for the benefit of the Employee or others, in any activity, employment or business which is competitive with the Company or any of its Subsidiaries; or

(c)                                  if Section 6 does apply, engages in an activity that is deemed to constitute Change in Control Cause.

8.                                      No Right to Continued Employment.  This Agreement and the Employee’s participation in the Plan is not and shall not be interpreted to:

(a)                                 form an employment contract or relationship with the Company or its Subsidiaries;

(b)                                 confer upon the Employee any right to continue in the employ of the Company or any of its Subsidiaries;

(c)                                  entitle the Employee to any remuneration or benefits not set forth in the Plan or this Agreement or other agreement; or

(d)                                 interfere with the ability of the Company or its Subsidiaries to terminate the Employee’s employment at any time.

9.                                      Nature of Right.  In accepting this Option grant, the Employee acknowledges that:

(a)                                 The grant of an Option under the Plan is voluntary and occasional and does not create any contractual or other right to receive additional Options or other Plan Benefits, even if Options have been granted repeatedly in the past.  Nothing contained in this Agreement is intended to create or enlarge any other contractual obligations between the Company and the Employee.  Future Option grants, if any, and their terms and conditions, will be at the sole discretion of the Committee;

(b)                                 the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time;

(c)                                  the Employee is voluntarily participating in the Plan;

(d)                                 the future value of the underlying Shares is unknown and cannot be predicted with certainty;

(e)                                  in consideration of the grant of the Option, no claim or entitlement to compensation or damages shall arise from the Option resulting from Termination of the Employee’s employment with Company or its Subsidiaries (for any reason whatsoever and whether or not in breach of local labor laws) and the Employee irrevocably releases the Company and its Subsidiaries from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing or electronically accepting this Agreement, the Employee shall be deemed irrevocably to have waived the Employee’s entitlement to pursue such claim; and

(f)                                   neither the Company nor any of its Subsidiaries shall be liable for any change in value of the Option, the amount realized upon exercise of the Option or the amount realized upon a subsequent sale of any Shares acquired upon exercise of the Option, resulting from any fluctuation of the United States Dollar/local currency foreign exchange rate.

10.                               No Right of Compensation.  In accepting this Option grant, the Employee acknowledges that neither this Option, Shares issued upon its exercise, any excess of market value over Exercise Price, nor any other rights, benefits, values or interest resulting from the granting of the Option shall be considered as compensation for purposes of any pension or retirement plan, insurance plan, investment or stock purchase plan, or any other employee benefit plan of the Company or any of its Subsidiaries, and the Option and the Shares subject to the Option are not intended to replace any pension rights or compensation.  Unless expressly provided by the Company in writing, any value associated with the Option is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or its Subsidiaries and is outside the scope of the Employee’s employment contract, if any, and shall not be deemed part of the Employee’s normal or expected compensation or salary for any purpose, including, but not limited to, for purposes of calculating any severance, resignation, redundancy, dismissal or end-of-service payments, bonuses, long-service awards, pension or retirement benefits or welfare benefits, or similar payments, and in no event should be considered as compensation for, or relating in any way to, past services for the Company or any of its Subsidiaries.

11.                               Data Privacy.

(a)                                 Pursuant to applicable personal data protection laws, the collection, processing and transfer of the Employee’s personal Data is necessary for the Company’s administration of the Plan and the Employee’s participation in the Plan.  The Employee’s denial and/or objection to the collection, processing and transfer of personal Data may affect his or her ability to participate in the Plan.  As such (where required under applicable law), the Employee:

(i)                                     voluntarily acknowledges, consents and agrees to the collection, use, processing and transfer of personal Data as described herein; and

(ii)                                  authorizes Data recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for purposes of implementing, administering and managing the Employee’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of Shares on the Employee’s behalf to a broker or other third party with whom the Employee may elect to deposit any Shares acquired pursuant to the Plan.

(b)                                 Data may be provided by the Employee or collected, where lawful, from third parties, and the Company and the Subsidiary that employs the Employee (if applicable) will process the Data for the exclusive purpose of implementing, administering and managing the Employee’s participation in the Plan.  Data processing will take place through electronic and non-electronic means according to logics and procedures strictly correlated to the purposes for which the Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations in the Employee’s country of residence.  Data processing operations will be performed minimizing the use of personal and identification data when such operations are unnecessary for the processing purposes sought.  The Data will be accessible within the Company’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the Plan and for the Employee’s participation in the Plan.

(c)                                  The Company and the Subsidiary that employs the Employee (if applicable) will transfer Data as necessary for the purpose of implementation, administration and management of the Employee’s participation in the Plan, and the Company and the Subsidiary that employs the Employee (if applicable) may further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan.  These recipients may be located throughout the world.

(d)                                 The Employee may, at any time, exercise his or her rights provided under applicable personal data protection laws, which may include the right to:

(i)                                     obtain confirmation as to the existence of the Data;

(ii)                                  verify the content, origin and accuracy of the Data;

(iii)                               request the integration, update, amendment, deletion or blockage (for breach of applicable laws) of the Data; and

(iv)                              oppose, for legal reasons, the collection, processing or transfer of the Data which is not necessary or required for the implementation, administration and/or operation of the Plan and the Employee’s participation in the Plan.

The Employee may seek to exercise these rights by contacting his or her local human resources manager.

12.                               Compliance with Applicable Laws and Regulations.  The Company shall not be required to issue or deliver any Shares pursuant to this Agreement pending compliance with all applicable federal and state securities and other laws (including any registration requirements or tax withholding requirements) and compliance with the rules and practices of any stock exchange upon which the Company’s Shares are listed.

13.                               Code Section 409A.  The Option is intended to be exempt from the requirements of Code Section 409A.  The Plan and this Agreement shall be administered and interpreted in a manner consistent with this intent.  If the Company determines that the Option is subject to Code Section 409A and this Agreement fails to comply with that section’s requirements, the Company may, at the Company’s sole discretion, and without the Employee’s consent, amend this Agreement to cause it to comply with Code Section 409A or otherwise be exempt from Code Section 409A.

Although this Agreement and the benefits provided hereunder are intended to be exempt from the requirements of Code Section 409A, the Company does not represent or warrant that this Agreement or the benefits provided hereunder will be exempt from or otherwise comply with Code Section 409A or any other provision of federal, state, local, or non-United States law.  None of the Company, its Subsidiaries, or their respective directors, officers, employees or advisers shall be liable to the Employee (or any other individual claiming a benefit through the Employee) for any tax, interest, or penalties the Employee may owe as a result of compensation paid under this Agreement, and the Company and its Subsidiaries shall have no obligation to indemnify or otherwise protect the Employee from the obligation to pay any taxes pursuant to Code Section 409A.

14.                               No Advice Regarding Grant.  The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Option, the Employee’s participation in the Plan or the Employee’s acquisition or sale of the underlying Shares.  The Employee is hereby advised to consult with the Employee’s own personal tax, legal and financial advisors regarding participation in the Plan before taking any action related to the Plan.

15.                               Imposition of Other Requirements.  The Company reserves the right to impose other requirements on the Employee’s participation in the Plan, on the Option and on any Shares acquired under the Plan, to the extent the Company or its Subsidiaries determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Employee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.  The Employee agrees to take any and all actions, and consent to any and all actions taken by the Company and its Subsidiaries, as may be required to allow the Company and its Subsidiaries to comply with local laws, rules and regulations in the Employee’s country.  In addition, the Employee agrees to take any and all actions as may be required to comply with the Employee’s personal obligations under local laws, rules and regulations in the Employee’s country.

16.                               Electronic Delivery.  The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means.  The Employee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

17.                               Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.  To the extent a court or tribunal of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, in whole or in part, the Company, in its sole discretion, acting fairly and reasonably, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.

18.                               Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Illinois without giving effect to any state’s conflict of laws principles.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer as of the grant date above set forth.

ABBOTT LABORATORIES

By
Miles D. White
Chairman and Chief Executive Officer